Exhibit 99.1

Focus Enhancements Reports Fourth Quarter and Year-End 2007 Results

CAMPBELL, Calif.--(BUSINESS WIRE)--Focus Enhancements, Inc. (NASDAQ:FCSE) a worldwide leader in Ultra Wideband (UWB) wireless technology, video conversion and digital media products announced fourth quarter and year ended December 31, 2007 financial results.

Brett Moyer, president and CEO of Focus Enhancements, stated, “While we achieved a number of operational goals in 2007, financially the year was difficult. Our 2007 revenue stream was impacted by a number of factors including a slower than expected adoption rate of our media asset management (MAM) and digital signage product offerings. While we saw an increase in MAM revenue in the fourth quarter, competitive pressures in both the professional camcorder and the portable media player (PMP) markets have caused our customers to revise their forecasts and lower their purchases over the last few months. As such, we have taken proactive measures to improve our operating position. In February, we reduced our sales, marketing and general administrative costs, restructured our debt, and raised $9.3 million of new financing to support our UWB chip development and our general operations.

“While 2008 is beginning slowly, we believe operational advances over the last six months, upcoming product launches and recent customer discussions will result in improvements in the second half of this year. In 2007, we introduced our first generation UWB technology, improved the firmware that runs the chip, and partnered with Amcor and Macally to distribute wireless USB peripherals when commercially available. Our second generation UWB chip, an all CMOS single chip solution is well under way and promises a significant cost improvement. Additionally, the WiMedia® Alliance certified our physical layer chipset (PHY), we were granted a patent on intellectual property for achieving better performance from UWB radios, and we filed three provisional patents on our UWB technology. In video convergence, our FS•471 ultra-mobile TV-out chip solutions have been well received and incorporated into multiple smartphone, PMP, and automotive reference designs.

“In April, at the National Association of Broadcasters Conference, we expect to launch our next generation Portable Direct To Edit® (DTE) recorder, additional ProxSys® digital media asset management products, and new software for HD media ingest and delivery. We remain encouraged by increased interest in ProxSys from a large Japanese broadcast manufacturer and in our FS•471 ultra-mobile TV-out chip for smartphone solutions. We believe our 2008 opportunities are promising and will lead to increased revenue in the second half 2008,” Moyer concluded.

Fourth Quarter 2007 Financial Results

Revenue for the fourth quarter was $6.8 million, compared to $10.3 million reported for the same quarter of 2006. The decrease is primarily attributable to fourth quarter 2006 chip shipments for Microsoft’s Zune, which did not recur in 2007, and lower DTE recorder sales. Operating expenses were $7.7 million, compared with $7.2 million in the prior year period. While the increase reflected higher research and development (R&D) expenses, R&D expenses were lower than previously projected by $1.4 million as the company reduced fourth quarter obligations and moved expenditures into the first and second quarters of 2008. Net loss for the fourth quarter was $5.3 million, or $0.06 per share, versus a net loss of $3.0 million, or $0.04 per share, in the same quarter of 2006.

Full-Year 2007 Financial Results

Revenue for the year ended December 31, 2007 was $30.0 million, compared to $37.5 million reported for 2006, again reflecting third and fourth quarter 2006 chip shipments for Microsoft’s Zune, which did not recur in 2007. Net loss for the year ended December 31, 2007 was $17.4 million, or $0.22 per share, versus a net loss of $15.9 million, or $0.23 per share, for 2006.

Gary Williams, CFO of Focus Enhancements, stated, “At December 31, 2007, cash and cash equivalents were $1.9 million. In February, we restructured $11.5 million of debt and raised $9.3 million of additional working capital. Two weeks ago, we secured a $6.5 million credit facility with Heritage Bank of Commerce. While we anticipate UWB R&D expenses to increase over the prior year, we believe we have sufficient working capital to continue the development of our second generation UWB technology and launch new media asset management and acquisition products.”

Recent Highlights

Semiconductor Business:
-- Partnered with Macally to deliver wireless USB for disk storage, which was demonstrated at Macworld in San Francisco in January.
-- At the 2008 International Consumer Electronics Show in Las Vegas in January:
-- Demonstrated WiMedia UWB Standards and Certified Wireless USB technology compliant UWB technology and operated in the higher frequency bands necessary for acceptance in Europe;
-- Demonstrated TV-out video chips for set-top boxes (STBs) and PMPs; and
-- Displayed reference designs used in PMPs and advanced IP-STBs, developed in partnership with leading platform providers such as FreeScale, Marvell and RMI as well as an array of commercially available PMPs using the company's TV-out encoders, displaying video to a TV.
-- Granted patent for "Method and Apparatus for Frequency Division Multiplexing" containing key intellectual property for achieving better performance from UWB radios.
-- Selected to power LG Electronics LE3100D series of embedded digital video recorders with the FS--454 TV-out encoder chip.

Systems Business:
-- Won Storage Visions "Production/Post Production Class Storage" Award for the ProSys PX-1 Production Media Server.
-- Made generally available version 3.0 of the DR-HD100 DTE recorder.

Investor Conference Call

The company will host a shareholder conference call to discuss the fourth quarter 2007 results on March 17, 2008 at 1:30 p.m. Pacific Time, after which management will host a question and answer session. The call is being webcast and can be accessed at Focus Enhancements’ web site at www.focusinfo.com. The webcast will be available through April 17, 2008. For those without Internet access, the telephone dial-in number is 888-816-3972 for domestic and 706-634-0182 for international participants. Participants should dial in five to ten minutes prior to the beginning of the call at 1:30 p.m. PT (4:30 p.m. ET). A telephone replay will be available through March 19; dial (800) 642-1687, and enter access code 37790769.

About Focus Enhancements, Inc.

Focus Enhancements, Inc. (NASDAQ CM:FCSE), headquartered in Campbell, CA, is a leading designer of world-class solutions in advanced, proprietary video and wireless video technologies. The company’s Semiconductor Group develops wireless IC chip set based on WiMedia UWB standard and design as well as markets portable ICs to the video convergence, portable media, navigation systems and smartphone markets. The company’s System Group develops video products for the digital media markets, with customers in the broadcast, video production, digital signage and digital asset management markets.

More information on Focus Enhancements may be obtained from the company’s Securities and Exchange Commission (SEC) filings, or by visiting the Focus Enhancements home page at http://www.focusinfo.com.

Safe Harbor Statement

Statements in this press release which are not historical, including statements regarding management’s intentions, hopes, expectations, representations, plans or predictions about the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding management’s expectations of funding requirements in 2008, demand for Focus Enhancements’ products, which impacts revenue, gross margin percentage and cash from operations, management’s plans to complete its semiconductor chip designs, move its technology to silicon, and the performance of its technology, including UWB in silicon. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include customers’ acceptance of recently introduced products, changes in customer order patterns, unforeseen increased costs and delays in research and development, the company’s ability to maintain adequate funding to develop and implement UWB technology, the ability of the company to migrate its UWB technology to silicon in a timely manner, the performance and acceptance of its UWB technology when successfully moved to silicon, and the risk factors specified in the company's Form 10-K for the year ended December 31, 2006, 10-Q for the periods ended March 31, 2007, June 30, 2007 and September 30, 2007, as well as other filings with the SEC. These statements are based on information as of March 17, 2008and the company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Focus Enhancements, Inc. Condensed Consolidated Statements of Operations (In thousands, except per share amounts) (Unaudited)

	Three Months Ended		Year Ended

	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006

Net revenue	$6,760	$10,283	$29,971	$37,478
Cost of revenue	4,018	5,301	16,665	20,259
Gross margin	2,742	4,982	13,306	17,219

Operating expenses:
Sales, marketing and support	2,168	2,177	8,925	8,930
General and administrative	1,138	1,143	4,360	4,148
Research and development	4,437	3,759	15,851	12,720
Amortization of intangible assets	-	127	156	508
	7,743	7,206	29,292	26,306
Loss from operations	(5,001)	(2,224)	(15,986)	(9,087)
Interest expense, net	(364)	(595)	(1,349)	(1,423)
Value of derivative security	-	-	-	(4,000)
Change in value of derivative security	-	-	-	(1,361)
Other income (expense), net	(2)	(144)	(4)	6
Loss before income tax expense (benefit)	(5,367)	(2,963)	(17,339)	(15,865)
Income tax expense (benefit)	(19)	49	22	58
Net loss	$(5,348)	$(3,012)	$(17,361)	$(15,923)

Net loss per share
Basic and diluted	$(0.06)	$(0.04)	$(0.22)	$(0.23)

Weighted average number of shares used in per share calculations:
Basic and diluted	83,544	70,452	78,268	69,071
Focus Enhancements, Inc. Condensed Consolidated Balance Sheets (In thousands, except share and per share amounts) (Unaudited)

	December 31,	December 31,
	2007	2006
Assets

Current assets:
Cash and cash equivalents	$1,931	$5,969
Accounts receivable, net of allowances of $253 in 2007 and $304 in 2006	4,318	4,188
Inventories	3,957	4,072
Prepaid expenses and other current assets	1,130	1,207
Total current assets	11,336	15,436

Property and equipment, net	1,240	980
Other assets	153	187
Intangible assets, net	-	186
Goodwill	13,191	13,191
	$25,920	$29,980

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$3,554	$3,424
Borrowings under line of credit	3,600	3,390
Current portion of capital lease obligations	122	10
Term loan	2,500	2,500
Accrued liabilities	3,594	3,702
Total current liabilities	13,370	13,026

Convertible notes	11,493	10,946
Total liabilities	24,863	23,972

Stockholders' equity:
Preferred stock, $0.01 par value; authorized 3,000,000 shares; 3,161 shares issued and outstanding at December 31, 2007 and 2006, respectively (aggregate liquidation preference $3,917)	-	-
Common stock, $0.01 par value; 150,000,000 shares authorized, 85,248,194 and 73,210,870 shares issued and outstanding at December 31, 2007 and 2006, respectively	841	722
Treasury stock at cost, 516,667 and 497,055 shares at December 31, 2007 and 2006, respectively	(775)	(750)
Additional paid-in capital	123,392	111,203
Accumulated other comprehensive income	257	130
Accumulated deficit	(122,658)	(105,297)

Total stockholders' equity	1,057	6,008

	$25,920	$29,980
Focus Enhancements, Inc. Selected Business Segment Data (In thousands) (Unaudited)

Revenue:	Three Months Ended		Year Ended

	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006

Systems Business	$5,307	$7,186	$24,685	$25,042
Semiconductor Business	1,453	3,097	5,286	12,436
Net Revenue	$6,760	$10,283	$29,971	$37,478

Research and Development:	Three Months Ended		Year Ended

	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006

Systems Business	$1,227	$923	$4,473	$3,159
Semiconductor Business	3,210	2,836	11,378	9,561
Total Research and Development	$4,437	$3,759	$15,851	$12,720

CONTACT:
Lippert/Heilshorn & Assoc. (Focus Enhancements Investors)
Kirsten Chapman, 415-433-3777
kchapman@lhai.com